UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Citizens Financial Corporation
(Name of Registrant as Specified In Its Charter)

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CITIZENS FINANCIAL CORPORATION
The Marketplace, Suite 300
12910 Shelbyville Road
Louisville, Kentucky 40243

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 14, 2007

Dear Shareholder:

You are cordially invited to attend this year’s Annual Meeting of Shareholders of Citizens Financial Corporation.

Date:  Thursday, June 14, 2007

Time:     4:00 p.m. EDT (Louisville time)

Place:     The Marketplace, Suite 300
          12910 Shelbyville Road
          Louisville, Kentucky 40243

Agenda:     The agenda for the meeting includes:

        The election of five (5) directors for a term of one year; and

        The transaction of such other business as may properly come before the meeting.

Record Date: The record date for determining shareholders entitled to vote at the meeting is the close of business on April 16, 2007.

Even if you plan to attend the meeting, please complete, sign, date, and return the enclosed proxy. You may attend even though you have returned the proxy. If you decide to revoke your proxy for any reason, you may do so at any time before the voting, as described in the accompanying Proxy Statement.

By Order of the Board of Directors,

Darrell R. Wells
                                 President and Chief  Executive Officer

Louisville, Kentucky
May 14, 2007

Please Vote Promptly

CITIZENS FINANCIAL CORPORATION
THE MARKETPLACE, SUITE 300
12910 SHELBYVILLE ROAD
LOUISVILLE, KENTUCKY 40243

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on June 14, 2007

This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Citizens Financial Corporation. The proxies we receive will be voted at the Annual Meeting of Shareholders of Citizens Financial on Thursday, June 14, 2007, beginning at 4:00 p.m. EDT, and at any adjournments thereof. The Annual Meeting will be held at our offices in The Marketplace, Suite 300, 12910 Shelbyville Road, Louisville, Kentucky 40243.

Your vote is important. Please complete, date, and sign the enclosed proxy and return it in the enclosed postage-paid return envelope so your shares are represented at the Annual Meeting.

This proxy statement provides information about Citizens Financial, the proposals on the agenda for the Annual Meeting and this proxy solicitation. The terms “we,” “us,” “our,” “Citizens Financial,” and the “Company” used in this statement refer to Citizens Financial Corporation. This statement and the enclosed proxy are first being sent to shareholders on or about May 14, 2007.

VOTING

Voting rights. You are entitled to notice of the Annual Meeting and to vote your Class A Stock if our records show that you owned shares as of the close of business on April 16, 2007. At that time, there were 1,588,011 shares of Class A Stock outstanding and entitled to vote. You have one vote for each share of Class A Stock you owned on the record date on all proposals.

Using a proxy to vote. If you hold your shares in your own name, you may indicate on the enclosed proxy how you want your shares voted and sign, date, and mail the proxy in the enclosed postage-paid envelope. The persons named on the proxy will vote your shares in accordance with those instructions. If you give us a proxy without giving specific voting instructions, your shares will be voted for the director nominees named in this statement. We are not aware of any other matters to be presented at the meeting except for those described in this statement. If any other matters not described in this statement are properly presented at the meeting, the persons named on the proxy will have the authority to vote your shares in their discretion and will vote them in accordance with any recommendations of the Board of Directors or otherwise in their discretion. If the meeting is adjourned to a later time, they may vote your shares at the new time as well, unless you revoke your proxy.

If your Class A Stock is held in “street name,” the broker, bank, or other nominee holding your shares will send you directions you must follow in order to give instructions on how to vote your shares.

How to revoke your proxy. If you return the proxy before the Annual Meeting, you may revoke it at any time before it is voted. You may revoke the proxy by (1) delivering written notice of revocation to the Secretary of Citizens Financial or (2) delivering a later-dated proxy or (3) voting in person at the meeting.

If your Class A Stock is held in “street name,” the broker, bank, or other nominee holding your shares will send you directions you must follow in order to revoke or change your prior instructions on how to vote your shares.

Votes required. To transact business at the Annual Meeting, a majority of the outstanding Class A Stock entitled to vote must be represented at the meeting in person or by proxy. If you have returned a properly executed proxy or attend the meeting in person, your Class A Stock will be counted for the purpose of determining whether a majority is represented, even if you wish to abstain from voting on some or all matters introduced at the meeting. A “broker non-vote” can occur if shares are held by a broker, bank, or other nominee who does not have authority to vote on a particular matter. Like abstentions, broker non-votes will be counted for determining whether a majority is represented at the meeting. We do not count abstentions or broker non-votes as votes for or against a proposal. As a result, they will not affect the outcome of the vote in the election of directors.

YOUR VOTE IS IMPORTANT.

You may help us save the expense of a second mailing by promptly returning the enclosed proxy. Please complete, sign, date, and return the enclosed proxy in order that the required number of shares may be represented at the meeting. The enclosed envelope requires no postage if it is mailed within the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table reflects the beneficial ownership of our Class A Stock as of April 27, 2007 by [i] Darrell R. Wells, a director and executive officer who is the only person we know to own beneficially more than five percent (5%) of our Class A Stock, and his wife Margaret A. Wells, who is also a director, [ii] each of our other directors individually, [iii] three (3) other executive officers named in the “Summary Compensation Table” below individually, and [iv] all of our directors and executive officers as a group (which for purposes of this table includes John D. Cornett, the current Executive Vice President and Chief Operating Officer of the Company, whose employment began on January 1, 2007). We believe that each person named or included below has the sole voting and investment power with respect to the amount of Class A Stock listed, with the exceptions noted.

		Ownership of Class A Stock
Shareholder	Principal Relationship	Shares	Percent of Class(1)
Darrell R. Wells(2) 4350 Brownsboro Road, Suite 310 Louisville, Kentucky 40207	Director, named executive officer, and 5% shareholder	980,997(3)	61.8%
Margaret A. Wells(2) 4350 Brownsboro Road, Suite 310 Louisville, Kentucky 40207	Director and 5% shareholder	980,997(3)	61.8%
John H. Harralson, Jr.	Director	12,468	*
George A. Turk	Director	0	-
Thomas G. Ward	Director	24,169	1.5%
Len E. Schweitzer	Named executive officer	1,000	*
James T. Helton, III	Named executive officer	0	-
Michael S. Williams	Named executive officer	0	-
John D. Cornett(4)	Executive officer	400	*
9 Directors and Executive Officers as a Group		1,019,034	64.2%
* Less than 1%.

(1)  Based upon 1,588,011 shares of Class A Stock outstanding as of April 27, 2007.

(2)  Margaret A. Wells, a director, is the wife of Darrell R. Wells. Under the federal securities laws, a person is presumed to be the beneficial owner of securities held by members of the person’s immediate family sharing the same household. Accordingly, the shares reported as beneficially owned by Mr. Wells and Mrs. Wells are the same shares.

(3)  Mr. Wells shares voting and investment power with respect to 67,315 shares of the Class A Stock.

(4)  John D. Cornett, the current Executive Vice President and Chief Operating Officer of the Company, entered into an employment agreement with the Company in November 2006 with a term commencing January 1, 2007. Because his employment did not begin until January 1, 2007, Mr. Cornett is not included among the named executive officers.

PROPOSAL 1

ELECTION OF DIRECTORS

The terms of all present directors will expire at the conclusion of the election of directors at the Annual Meeting. At the Annual Meeting, the Board of Directors will propose that the Board will consist of five (5) persons and will nominate the five (5) current directors for re-election, to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. These nominees are:

Name and Age	Director Since	Present Positions with the Company and the Insurance Subsidiaries (1)

John H. Harralson, Jr. (79)	1990	Director of the Company and of each of the Insurance Subsidiaries

George A. Turk (58)	2004	Director of the Company and of each of the Insurance Subsidiaries

Thomas G. Ward (69)	1990	Director of the Company and of each of the Insurance Subsidiaries

Darrell R. Wells (64)	1990	President and Chief Executive Officer, Director, and Chairman of the Board of the Company; Director, Chairman of the Board, and Chief Executive Officer of each of the Insurance Subsidiaries

Margaret A. Wells (60)	1993	Director of the Company and of each of the Insurance Subsidiaries
(1)  The Company’s “Insurance Subsidiaries” are Citizens Security Life Insurance Company (“Citizens Security”); United Liberty Life Insurance Company (“United Liberty”); and Citizens Insurance Company (“Citizens Insurance”), which is presently inactive. The Company’s other two subsidiaries are not currently significant to its overall business.

John H. Harralson, Jr. has served as a Director of the Company since 1990 and of each of the Insurance Subsidiaries since their acquisition by the Company and, in the case of Citizens Security, many years before. He is the editor and former publisher of The Voice Tribune, a suburban weekly newspaper in Louisville, Kentucky.

George A. Turk has served as a Director of the Company and of each of the Insurance Subsidiaries since June 2004. He has served as a Financial Analyst and Special Projects Manager for the National Underground Railroad Freedom Center, a non-profit corporation located in Cincinnati, Ohio, since 2002. Prior to his service for the Freedom Center, he worked for thirty years at Arthur Andersen LLP. During his tenure with Arthur Andersen, he served as Partner in Charge of Financial Services Practice for Kentucky and Ohio. He retired from Arthur Andersen in 2001.

Thomas G. Ward has served as a Director of the Company since 1990 and of each of the Insurance Subsidiaries since their acquisition by the Company and, in the case of Citizens Security, many years before. He is President of Third Kentucky Cellular Corp. in Lexington, Kentucky.

Darrell R. Wells has served as President and Chief Executive Officer of the Company since 1995. He has served as a Director and as Chairman of the Board of the Company since 1990 and as a Director, Chairman of the Board, and Chief Executive Officer of the Insurance Subsidiaries since February 2004. His principal occupation is as the General Partner of Security Management Company, a financial management company in Louisville, Kentucky. He serves on the Board of Directors of Churchill Downs Incorporated. He is married to Margaret A. Wells.

Margaret A. Wells has served as a Director of the Company since 1993 and of each of the Insurance Subsidiaries since February 2004. She serves as a civic volunteer in Louisville, Kentucky. She is married to Darrell R. Wells.

The persons named on the enclosed proxy intend to vote for the five (5) nominees, unless you indicate on the proxy that your votes should be withheld from any or all such nominees, subject to the matters described in “Discretionary Authority in Election of Directors” below.

Discretionary Authority in Election of Directors

All of the nominees have agreed to serve if elected. If, however, any nominee is unable to serve, the persons named on the proxy, or their substitutes, reserve the right to vote for a substitute nominee selected by the Board of Directors. Proxies may not be voted for a greater number of persons than the number of nominees named. If for any reason less than five (5) persons are to be elected directors, the persons named on the proxy reserve the right to vote such shares for a reduced number of nominees from among those named above, or any substitute nominees.

DIRECTOR COMPENSATION TABLE

In 2006, we provided the following annual compensation to the Company's directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

John H. Harralson, Jr.	$13,150	--	--	$13,150

George A. Turk	$27,500	--	--	$27,500

Thomas G. Ward	$13,900	--	--	$13,900

Darrell R. Wells	$10,900			$10,900

Margaret A. Wells	$10,900	--	--	$10,900

Since July 1, 2005, each member of the Board of Directors is entitled to receive an annual retainer at the rate of $6,400 and a meeting fee of $750 for each meeting of the Board of Directors (expected to be approximately five (5) per year) and each meeting of the Audit Committee (also expected to be five (5) per year) he or she attends. George A. Turk is entitled to receive an additional retainer at the rate of $13,600 per year for his service as chair of the Audit Committee and audit committee financial expert. Mr. Turk is also entitled to reimbursement of up to $4,000 per year for education expenses associated with his duties to the Company. The members of the Compensation Committee do not currently receive any additional retainer or fees for attending meetings of the Compensation Committee.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors currently has five (5) members, who are John H. Harralson, Jr., George A. Turk, Thomas G. Ward, Darrell R. Wells, and Margaret A. Wells. The Board held six (6) meetings during 2006. Each of the directors attended at least 75% of the total number of meetings of the Board and the committees on which she or he served.

Although the Company does not have a formal policy regarding attendance at annual meetings of shareholders by members of the Board, each director of the Company is expected to be present at the annual meeting, absent urgent circumstances. The Company’s 2006 Annual Meeting of Shareholders was attended by all but one of the Company’s directors.

The Board of Directors has determined that Messrs. Harralson, Turk, and Ward are each “independent,” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act, and are “independent directors,” as such term is defined in NASD Rule 4200(a)(15). Accordingly, the Board is currently comprised of a majority of independent directors.

During 2006, the Board had two standing committees: the Executive Committee and the Audit Committee. The members of the Executive Committee are Mrs. Wells and Mr. Wells. The Executive Committee is authorized to perform all of the functions of the Board except as limited by the Company’s Articles of Incorporation and Bylaws and by certain provisions contained in the resolution of the Board that created the Executive Committee.  The Executive Committee did not meet in 2006.

Audit Committee

The Company’s Board of Directors has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The current members of the Audit Committee are Messrs. Harralson, Turk, and Ward. The primary responsibility of the Audit Committee is to oversee, on behalf of the Board of Directors, the Company’s financial reporting process and audits of the Company’s financial statements. The Audit Committee held four (4) meetings in 2006.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee Charter may be found on our corporate website at www.citizensfinancialcorp.com. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

The Board of Directors has determined that Mr. Turk is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K.

Compensation Committee

The Company’s Board of Directors has a separately-designated standing compensation committee, which was formed on April 25, 2007. The current members of the Compensation Committee are Messrs. Harralson, Turk, and Ward. The primary responsibility of the Compensation Committee is to establish the compensation arrangements for the Company’s executive officers. The Compensation Committee does not currently operate under a formal charter.

Director Nominations

We have not established a standing nominating committee or committee performing similar functions. The Company is a “controlled company,” as such term is defined in NASD Rule 4350(c)(5), because more than 50% of the voting power of the Company is controlled by an individual (Mr. Wells). Because the Company is a controlled company, the Board of Directors has deemed it appropriate for the Company not to have such a committee.

Director nominees are approved by resolution, including the Company’s independent directors. In identifying and evaluating nominees for director, the Board examines each candidate’s integrity, leadership, and experience in the Company’s business area.

The Board of Directors has not adopted a formal policy with regard to the consideration of director candidates recommended by shareholders. Again, because the Company is a “controlled company,” the Board has deemed it appropriate for the Company not to have such a formal policy. Currently, the Board does not formally seek or accept director nominees recommended by shareholders other than those who are directors acting in their capacity as directors, but this does not preclude shareholder communications, as discussed generally below, that may concern potential director candidates. To date, the Company has not paid a fee to any third party for assistance in the identification or evaluation of potential director nominees.

Communications with Shareholders

The Board of Directors welcomes communications from shareholders. Shareholders may send communications to the Board, or to any particular director, c/o Citizens Financial Corporation, The Marketplace, Suite 300, 12910 Shelbyville Road, Louisville, Kentucky 40243. Any correspondence addressed to the Board, or to any particular director, will be forwarded by the Company to the addressee or addressees, without review by management.

Code of Business Ethics and Conduct

The Board of Directors has adopted a Code of Business Ethics and Conduct that applies to our principal executive, financial and accounting officers and persons performing similar functions, as well as all other directors and employees. The Board approved certain amendments to the Code on April 25, 2007. The Code, as amended, may be found on our corporate website at www.citizensfinancialcorp.com. The Company intends to disclose on the website any amendments of the Code or waivers of the Code granted to directors or officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our equity securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports were timely filed during the fiscal year ended December 31, 2006.

EXECUTIVE OFFICERS

Our executive officers, as listed below, are subject to re-election annually and serve at the pleasure of the Board of Directors.

Name	Age	Present Positions with the Company and the Insurance Subsidiaries

Darrell R. Wells	64	President and Chief Executive Officer, Director and Chairman of the Board of the Company; Director, Chairman of the Board and Chief Executive Officer of each of the Insurance Subsidiaries
John D. Cornett	48	Executive Vice President and Chief Operating Officer of the Company; President and Chief Operating Officer of each of the Insurance Subsidiaries
Len E. Schweitzer	60
Vice President, Accounting, Chief Financial Officer, Treasurer and Secretary of the Company; Senior Vice President, Accounting, Chief Financial Officer, Treasurer and Secretary of each of the Insurance Subsidiaries

James T. Helton III	52	Executive Vice President, Group Products, of the Company, and of Citizens Security and United Liberty
Michael S. Williams	58	Vice President of Marketing for Life and Health Products of the Company; Senior Vice President of Marketing for Life and Health Products of each of the Insurance Subsidiaries

Darrell R. Wells has served as President and Chief Executive Officer of the Company since 1995. He has served as a Director and as Chairman of the Board of the Company since 1990 and as a Director, Chairman of the Board, and Chief Executive Officer of the Insurance Subsidiaries since February 2004. His principal occupation is as the General Partner of Security Management Company, a financial management company in Louisville, Kentucky.

John D. Cornett has served in his present positions since joining the Company in January 2007. He was previously employed as Executive Vice President, Treasurer, and Assistant Secretary of Acap Corporation and also served as a director and executive officer of its subsidiaries, American Capitol Insurance Company and Texas Imperial Life Insurance Company. Mr. Cornett was employed with Acap Corporation and its subsidiaries from November 1984 to December 2006.

Len E. Schweitzer has served as Vice President, Accounting, of the Company since 1996, as Secretary of the Company since 1991, as Treasurer of the Company since March 2004, and as Chief Financial Officer of the Company and of each of its Insurance Subsidiaries since August 2005. He has served as Secretary of Citizens Security since 1989, Vice President, Accounting, of Citizens Security since 1996 and as Vice President, Accounting, and Secretary of United Liberty since 1998, as Secretary of Citizens Insurance since 1999 and as Treasurer of Citizens Insurance since February 2004.

James T. Helton III has served in his present positions as Executive Vice President, Group Products of the Company and of Citizens Security and United Liberty since joining the Company in September 2006. From 2000 through 2006, he was employed as a consulting actuary for Covenant Insurance Consulting Services.

Michael S. Williams has served in his present positions since joining the Company in May 2005. From 1998 through 2003, he was a Regional Vice President of Fortis Family (now Assurant Preneed), and immediately prior to joining the Company, he was an independent agent with Assurant Preneed.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, policies, and practices with respect to the Chief Executive Officer, the Chief Financial Officer, and the other executive officers including those listed in the Summary Compensation Table, collectively referred to as the “named executive officers.” The independent directors, with such independent directors being a majority of the Board, now serve as the Compensation Committee. The Compensation Committee does not currently operate under a formal charter. The Compensation Committee will vote on future compensation matters related to the executive officers.

Objectives of the Compensation Program

The key objectives of the Company’s compensation program are to attract and retain qualified individuals to fill key positions and, by doing so, to enhance the Company’s performance.

Elements of Compensation Program

The elements of the Company’s compensation include: base salary; cash bonuses; employee benefits available to all employees of the Company, including a voluntary, defined contribution 401(k) plan, with respect to which the Company provides partial matching contributions and insurance benefits; and perquisites. The Company has a stock option plan that was approved by the shareholders in 1999 (the “1999 Option Plan”). However, no options have been granted under the 1999 Option Plan, there are no current plans to grant options pursuant to the 1999 Option Plan, and the 1999 Option Plan terminates on March 30, 2009.

Base Salary

The base salary is the primary compensation element for the executive officers. The base salary is designed to attract and retain executives who can further the strategic objectives of the Company. In setting the starting base salary at the point of hiring a new executive officer, the Company takes into account such factors as the prior compensation of the new executive officer, the skill set and experience of the new executive officer relative to the position, competitive compensation conditions, the compensation relative to any predecessor to the position, and the compensation relative to the other executive officers. If a new executive officer’s compensation includes an ongoing cash bonus program, such cash bonus program is taken into account as another factor in determining the base salary. Annually, the base salary is reviewed taking into account such factors as inflation, changes in competitive compensation conditions, individual performance relative to expectations, and the financial position of the Company. Changes to the base salary are made based on this subjective analysis. No direct correlation formula exists between any specific criterion and an executive officer’s compensation nor does the analysis provide a specific weight to any criterion.

Cash Bonuses

Signing bonuses have been awarded to newly-hired executive officers from time to time, but are not a regular element of the compensation program. The Board awards cash bonuses from time to time when it determines that an executive officer’s individual performance relative to expectations warrants special recognition.

In 2005, the Board approved the Master Cash Bonus Performance Plan (the “Performance Plan”) for executive officers and other key employees of the Company. The Performance Plan principally provides for the administration of a cash bonus program; it does not itself grant any awards or contain specific award criteria or formulae. To date, no awards have been granted under the Performance Plan to any named executive officers.

Mr. Helton’s employment agreement provides for incentive cash bonuses based on stipulated calculations relative to the growth and profitability of the Company’s group product line, as further described below under “Grants of Plan-Based Awards.”

Employee Benefits

The Company provides an array of employee benefits to all full-time employees including vacation and other compensated days off, group life insurance, group health insurance, group dental insurance, group vision insurance, and a voluntary, defined contribution 401(k) plan. The Company-matching formula under the 401(k) plan for executive officers is the same as for all other employees of the Company. The Company believes that its employee benefits are standard in the industry and in the geographic area for all industries, as well as necessary to compete for qualified employees at all levels of the Company. These employee benefits plans are not tied to Company or individual performance and are not taken into account when determining specific salaries of the executive officers.

Process for Determining Compensation

The Compensation Committee, composed of all the independent members of the Board, will make all compensation decisions for the executive officers of the Company. Management is expected to play a significant role in the compensation process by evaluating employee performance, reporting on such evaluations to the Compensation Committee, and making recommendations regarding compensation to the Compensation Committee. The Compensation Committee may exercise its discretion in modifying any recommendations.

Employment Agreements and Change in Control Agreements

All of the named executive officers, with the exception of Mr. Wells, had employment agreements with the Company during their term of employment during 2006. Such employment agreements provide for severance payments and other benefits in the event of a qualifying termination of the executive’s employment, including in some instances following a change of control. These provisions are intended to attract and retain qualified executives who might have other job alternatives that may appear to them to be less risky absent these provisions. In addition, the Company believes that these provisions provide an incentive for the Company’s executives to continue to help successfully execute a transaction involving a change in control of the Company from its early stages until closing. See “Potential Payments Upon Termination or Change of Control—Termination Agreements” for a description of certain agreements made with the named executive officers (other than Mr. Wells) upon their departure from the Company.

The Company has an Executive Employment Agreement with John D. Cornett. Under the agreement, Mr. Cornett is paid an annual salary of $195,000 and will receive a one-time guaranteed bonus in the amount of $60,000 (payable on the first regular payday falling next after

January 1, 2008) less the amount reimbursed by the Company in respect of Mr. Cornett’s expenses in relocating from Houston, Texas to Louisville, Kentucky.

If, prior to the expiration of the then-current term, Mr. Cornett resigns for Good Reason or is terminated For Convenience of Company (as each term is defined in the employment agreement), he will receive, at his option, but subject to his continued compliance with the non-competition, non-solicitation, and non-interference covenants in the agreement, a severance benefit in the amount of one (1) year salary. Mr. Cornett is also entitled to a severance benefit in the amount of three (3) months salary in the event the agreement is terminated by the Company’s election not to extend the agreement beyond the original or any extended term. For purposes of Mr. Cornett’s agreement, “Good Reason” includes a Change in Control of the Company (as defined in the employment agreement).

Under the agreement, if Mr. Cornett’s employment is terminated other than by the Company For Cause (as defined in the employment agreement) or by Mr. Cornett by resignation other than for Good Reason, Mr. Cornett will have the option to require the Company to use its best efforts to arrange for offers to him to purchase for cash all or any portion of his shares of the Company’s Class A Stock as designated by him. In addition, if there is a Change in Control of the Company either during Mr. Cornett’s employment period or after Mr. Cornett’s employment is terminated other than by the Company For Cause or by Mr. Cornett by resignation other than for Good Reason (but not later than December 31, 2016), Mr. Cornett will have the option, exercisable for a period of 30 days following such Change in Control, to require the Company to use its best efforts to arrange for offers to him to purchase for cash all, but not less than all, of his shares of the Company’s Class A Stock.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
John H. Harralson, Jr.
George A. Turk
Thomas G. Ward

SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation earned by each individual who served as our Chief Executive Officer in 2006, our Chief Financial Officer in 2006, the three other executive officers employed at the end of 2006 who were most highly compensated for 2006, and one former executive officer for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at December 31, 2006 (sometimes referred to collectively in this Proxy Statement as the “named executive officers”). The tables and narratives below do not include information regarding John D.

Cornett, the current Executive Vice President and Chief Operating Officer of the Company, who entered into an employment agreement with the Company in November 2006 with a term commencing on January 1, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)(4)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Darrell R. Wells (1) President, Chief Executive Officer and Chairman of the Board	2006	$108,836	--	--	--	--	--	$10,900	$119,736

Len E. Schweitzer Vice President, Accounting, Chief Financial Officer, Treasurer, and Secretary	2006	$137,846	$20,000	--	--	--	--	$6,280	$164,126

Joseph M. Bost (2) Former Executive Vice President and Chief Operating Officer	2006	$107,981	--	--	--	--	--	$1,198	$109,179

Michael S. Williams Vice President, Marketing, Life and Health Products of the Company; Senior Vice President, Marketing, Life and Health Products, of the Insurance Subsidiaries	2006	$124,529	$20,000	--	--	--	--	$3,359	$147,888

James T. Helton III (6) Executive Vice President, Group Products, of the Company and of Citizens Security and United Liberty	2006	$56,837	$75,000	--	--	--	--	--	$131,837

(1)	The amount shown under All Other Compensation refers to director’s fees received by Mr. Wells.

(2)	Joseph M. Bost died on August 21, 2006 following an extended illness.

(3)	The amount shown under Bonus for Mr. Williams represents a one-time guaranteed bonus.

(4)
The amount shown under Bonus for Mr. Helton represents the first installment of a signing bonus in the amount of $150,000. The second installment of the signing bonus, also in the amount of $75,000, was paid on April 2, 2007. Mr. Helton also received a supplemental bonus in the amount of $20,000 on February 1, 2007.

(5)
The amounts shown under All Other Compensation (other than Mr. Wells -- see note 1) include the Company’s contributions to its 401(k) plan for the employee and Company-paid life insurance premiums, which are detailed in the table immediately below.

(6)	Mr. Helton’s employment commenced on September 1, 2006.

ALL OTHER COMPENSATION TABLE

Name	Year	Life Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Len E. Schweitzer	2006	$1,570	$4,710	$6,280

Michael S. Williams	2006	$1,494	$1,865	$3,359

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 31, 2006

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold ($)	Maximum ($)

James T. Helton III
premium growth bonus	$900	$45,000
direct margin bonus	$750	$45,000

(1)
Pursuant to his Executive Employment Agreement, Mr. Helton is eligible to receive an annual premium growth bonus of up to 25% of his base salary and an annual direct margin bonus of up to 25% of his base salary, for a maximum total bonus of up to 50% of base salary. Mr. Helton is eligible to receive a premium growth bonus in the event annualized premium for all of the Company’s group products (determined in accordance with the Company’s customary calculation principles) increases by ten percent (10%) or more as compared to the prior year, and is eligible to receive a direct margin bonus if the direct margin from all of the Company’s group products (determined in accordance with the Company’s customary calculation principles) exceeds eight and two-tenths percent (8.2%).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2006, concerning the Citizens Financial Corporation 1999 Stock Option Plan, which was approved by shareholders in

1999. No options have been issued under the Plan. The Company does not have any other equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0	n/a	110,000
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	0	n/a	110,000

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into agreements that will require the Company to provide compensation to certain of the named executive officers of the Company in the event of a termination of employment under certain circumstances. The amount of compensation payable as of December 31, 2006 to each of the following named executive officers in each situation is listed in the table below.

Name	Cash Severance Payment

Len E. Schweitzer
Termination by executive for Good Reason or by Company for its Convenience	$140,000

Termination by Company by nonrenewal	$140,000

Michael S. Williams
Termination by executive for Good Reason or by Company for its Convenience (1)	$62,500

Termination by Company by nonrenewal	$62,500

James T. Helton III
Termination by executive for Good Reason or by Company for its Convenience	$75,000

Termination by Company by nonrenewal	$45,000

(1)   Mr. Williams would also receive reimbursement of up to $10,000 in relocation expenses if the effective date of such termination occurs on or before May 31, 2011 and within one year after such termination date Mr. Williams relocates outside of the Louisville metropolitan statistical area.

Employment Agreements.

The Company has an Executive Employment Agreement, as amended, with Len E. Schweitzer, under which his current annual base salary is $140,000. The initial term of the agreement was automatically extended to August 31, 2007, with provisions for further annual extensions by the Company and Mr. Schweitzer but in no event beyond August 31, 2012. The agreement includes non-disclosure, non-competition, non-solicitation, and non-interference covenants.

If, prior to August 31, 2012, Mr. Schweitzer resigns for Good Reason or is terminated For Convenience of Employer (as each term is defined in the employment agreement), the Company shall continue to pay Mr. Schweitzer his salary (in bi-weekly installments) for up to twelve (12) months thereafter, but in no event beyond August 31, 2012, less any unemployment compensation benefits he may receive. Mr. Schweitzer is also entitled to a severance benefit in the amount of twelve (12) months salary (payable in bi-weekly installments), less any unemployment compensation benefits he may receive, in the event the agreement is terminated on or before August 31, 2011 by the Company’s election not to extend the agreement.

The Company has an Executive Employment Agreement with Michael S. Williams. The initial term of the agreement was extended to May 31, 2007 and may be further extended by the Company and Mr. Williams, but in no event beyond May 31, 2011. Under the agreement, Mr. Williams is paid an annual base salary of $125,000 (subject to adjustment by agreement of the parties) and received a $20,000 bonus on April 1, 2006. The agreement includes non-disclosure, non-competition, non-solicitation, and non-interference covenants.

If, prior to May 31, 2011, Mr. Williams resigns for Good Reason or is terminated For Convenience of Employer (as each term is defined in the employment agreement), he will receive a severance benefit in the amount of up to six (6) months salary (payable in bi-weekly installments) less any unemployment compensation benefits he may receive. Mr. Williams is also entitled to a severance benefit in the amount of six (6) months salary (payable in bi-weekly installments) in the event the agreement is terminated on or before May 31, 2010 by the Company’s election not to extend the agreement. Mr. Williams would also receive reimbursement of up to $10,000 in relocation expenses if the effective date of such termination occurs on or before May 31, 2011 and within one year after such termination date Mr. Williams relocates outside of the Louisville metropolitan statistical area.

The Company has an Executive Employment Agreement with James T. Helton III. The agreement terminates on September 1, 2007, with automatic extension for additional successive periods of one (1) year each unless either the Company or Mr. Helton gives at least thirty (30) days prior written notice of termination. Under the agreement, Mr. Helton is paid an annual base salary of $180,000 and received a sign-on bonus in the amount of $150,000 (paid in equal installments on September 1, 2006 and April 2, 2007) as well as a one-time supplemental bonus in the amount of $20,000 on February 1, 2007.  In addition, Mr. Helton is eligible to receive an annual premium growth bonus of up to 25% of his base salary and an annual direct margin bonus of up to 25% of his base salary. The Company reimbursed Mr. Helton for certain expenses incurred by Mr. Helton in relocating from Birmingham, Alabama to Louisville, Kentucky. The agreement includes non-disclosure, non-competition, non-solicitation, and non-interference covenants.

If Mr. Helton resigns for Good Reason or is terminated For Convenience of Employer (as each term is defined in the employment agreement), he will receive a severance benefit in the amount of up to three (3) months salary (payable in bi-weekly installments) less any unemployment compensation benefits he may receive, provided, however, that if such termination occurs prior to September 1, 2007, Mr. Helton will receive a severance benefit in the amount of up to five (5) months salary less any unemployment compensation benefits he may receive. Mr. Helton is also entitled to a severance benefit in the amount of three (3) months salary (payable in bi-weekly installments) in the event the agreement is terminated by the Company’s election not to extend the agreement beyond the original or any extended term.

In the event Mr. Helton’s employment is terminated prior to September 1, 2009 upon the Company’s election not to extend the agreement, For Cause, upon Mr. Helton’s resignation for other than Good Reason, or For Convenience of Employer, Mr. Helton must repay a portion of the sign-on bonus determined by the number of whole months then remaining until September 1, 2009.

Compensation Committee Interlocks and Insider Participation

The independent directors, who constitute a majority of the Board, serve as the Compensation Committee. The Compensation Committee was formed on April 25, 2007. The Compensation Committee does not currently operate under a formal charter. The Compensation Committee votes on compensation matters related to the executive officers. The members of the Compensation Committee are John Harralson, Jr., George A. Turk, and Thomas G. Ward. They were first appointed on April 25, 2007.

Mr. Wells was President and Chief Executive Officer of the Company throughout the year.

Relationships required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission are described in “Certain Relationships and Related Transactions,” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Darrell R. Wells is a principal in, and his wife Margaret A. Wells is affiliated with, certain business entities that are or were formerly engaged in one or more transactions with the Company.

Insurance regulatory statutes require the Insurance Subsidiaries to deposit portions of their assets in bank custodial accounts for the protection of policyholders. The Company utilizes Commonwealth Bank and Trust Company, which is controlled by Mr. Wells, as the principal custodian for the Company’s statutory deposits and other assets. The fees we pay the bank are based on the amount of assets held. In 2006, we paid $35,609 in fees to the bank (0.032% of our average deposits and other assets held by the bank). Mrs. Wells is also a director of the bank.

Our subsidiary Corporate Realty Service, Inc. manages our home office building (owned by Citizens Security) and two office buildings owned by partnerships controlled by Mr. Wells. These partnerships have paid management fees to Corporate Realty Service based upon a percentage of rental income and leasing commissions according to a prescribed schedule, and also reimbursed certain salary expenses of Corporate Realty Service. Beginning in September 2005, the partnerships employed an independent agent for leasing services to replace Corporate Realty Service. For 2006, the partnerships paid Corporate Realty Service $158,372, consisting of management fees, leasing commissions, and salary reimbursement.

Beginning in December 2002, Mr. Wells has made loans to the Company to increase the capital and surplus of Citizens Security and to provide for working capital, including bank debt service. Including the most recent loan on April 2, 2007, these loans have totaled $5,630,000. The loans are unsecured and bear interest payable quarterly at the greater of six percent (6%) per annum or one percent (1%) over the prime rate charged by the unaffiliated commercial bank with which the Company has its primary borrowing relationships, reset on the first day of each calendar quarter. By their terms, the principal of the loans are repayable on 90 days’ notice by Mr. Wells or on June 30, 2007. The maturity of the loans has been extended by agreement from time to time. We have also agreed to reimburse Mr. Wells for fees he has incurred since March, 2003 to maintain a $5,000,000 line of credit from a bank he obtained to fund these loans to the Company. The fee is equal to one-fourth of one percent (0.25%) of the undrawn amount of the line of credit, presently $1,500,000. The total amount paid or accrued to Mr. Wells in 2006 for interest and fee reimbursements with respect to these obligations was about $417,500.

In April 2004, in connection with the sale of its 1/16th interest in a shared ownership program for an airplane to SMC Advisors, Incorporated, the Company entered into a two-year arrangement to reimburse SMC Advisors, which is controlled by Mr. Wells, for 30% of the monthly turnkey management fees and any other maintenance fees charged by the program sponsor, plus 30% of SMC Advisors’ costs of financing the purchase, in exchange for the right to use the aircraft for up to 15 flight hours, which equaled 30% of the flight hours available to SMC Advisors. The Company’s total payments in respect of monthly fees and finance costs for 2005 were about $56,100. This arrangement ended April 30, 2006. Effective as of May 1, 2006, however, the parties entered into a similar arrangement for up to 10 flight hours (20% of the flight hours available to SMC Advisors) for a smaller airplane for which the monthly fees will be lower. In the new arrangement, the former 30% share of finance costs is replaced by a 20% capital charge payable quarterly at the greater of six percent (6%) per annum or one percent (1%) over the prime rate charged by the unaffiliated commercial bank with which the Company has its primary borrowing relationship, reset on the first day of each calendar quarter. The Company’s total payments in respect of monthly fees and other charges under both the 2004 and 2006 arrangements for 2006 were approximately $44,000.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

Ernst & Young LLP has served as our independent accountant and the auditor of our annual financial statements since the Company was organized in 1990. The Audit Committee of the Board of Directors is responsible for appointing, compensating, retaining, and overseeing our independent accountant and auditor. It has not yet made an appointment for the year ending December 31, 2007. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Paid to Ernst & Young LLP

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Years Ended December 31,
	2006	2005
Audit Fees (1)	$214,500	$200,000
Audit-Related Fees (2)	39,222	0
Tax Fees (3)	0	2,742
All Other Fees (4)	0	0
Total	$253,722	$202,742
________________
(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is required by the Audit Committee Charter to pre-approve all audit and permitted non-audit services provided by the independent auditors, with de minimis exceptions. These services may include audit services, audit-related services, tax services and other services. Under the Charter, the Audit Committee may establish pre-approval policies and procedures provided that they are detailed as to the particular services or categories of services. All services provided by the independent auditors were pre-approved by the Audit Committee.

Audit Committee Report

March 21, 2007
Board of Directors
Citizens Financial Corporation

The Audit Committee of the Board of Directors is currently composed of the three (3) directors named below.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants their independence.

Based upon the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommends that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. If there are any changes in the Company’s Annual Report on Form 10-K following the adoption of this Report of Audit Committee for matters discussed at the time of such recommendation and such changes are approved by George A. Turk as Chairman of this committee, then such changes shall not affect the recommendation to the Board of Directors contained in the Audit Committee Report.

The Audit Committee
George A. Turk
John H. Harralson, Jr.
Thomas G. Ward

OTHER MATTERS

We are not aware of any other matters requiring a vote of shareholders at the Annual Meeting (except for procedural matters), and we do not expect any such other matters to arise. If, however, any such other matters are presented, the persons named on the enclosed proxy, or any substitutes, will vote on these matters according to their judgment of the best interests of the Company.

FINANCIAL STATEMENTS

Our most recent annual financial statements are contained in the 2006 Annual Report to Shareholders, which may be enclosed with this proxy statement. You may obtain additional copies of the Annual Report by writing to the President of the Company at The Marketplace, Suite 300, 12910 Shelbyville Road, Louisville, Kentucky 40243. If enclosed, you should not consider the Annual Report and such financial statements to be part of this statement because we do not consider the information contained in the Annual Report or financial statements to be material for purposes of exercising your judgment regarding the matters to be considered at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with applicable rules of the Securities and Exchange Commission and the Company’s bylaws. If you would like for us to consider including a proposal in the Board of Directors’ proxy statement and form of proxy for presentation at the 2008 Annual Meeting of Shareholders, you must provide your notice to that effect, received in our offices not later than January 14, 2008. If you intend to submit a proposal at the 2008 Annual Meeting of Shareholders but do not intend to include it in the Board of Directors’ proxy statement and form of proxy for that meeting, you must also provide notice to us, also received not later than January 14, 2008. The notice in either case should include information regarding the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, your identity and share ownership (both direct and beneficial) and any interest you have in the proposal, as well as any additional information required by applicable laws. You should send your notice described above, or a request for a copy of the relevant bylaws, to the Secretary of the Company at The Marketplace, Suite 300, 12910 Shelbyville Road, Louisville, Kentucky 40243.

GENERAL INFORMATION

The Board of Directors is conducting this solicitation of proxies primarily by mail. The Company will bear the costs of the solicitation, which may include reimbursement to brokerage firms and others for expenses involved in forwarding this solicitation material for the Annual Meeting to you and other shareholders on our behalf. Certain officers, directors and regular employees of the Company may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company, except any actual out-of-pocket communications charges.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

                                Darrell R. Wells
                                President and Chief Executive Officer

(Front)

PROXY

CITIZENS FINANCIAL CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR SHAREHOLDERS MEETING ON JUNE 14, 2007

The undersigned hereby appoints Len E. Schweitzer and James T. Helton III and each or either of them, as true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned in all matters coming before the 2007 Annual Meeting of Shareholders of Citizens Financial Corporation to be held at the office of the Company, The Marketplace, Suite 300, 12910 Shelbyville Road, Louisville, Kentucky on Thursday, June 14, 2007, at 4:00 p.m. Eastern Daylight Time, and any adjournments thereof, and to vote all shares owned of record by the undersigned as follows:

1.  ELECTION OF DIRECTORS

Nominees: John H. Harralson, Jr., George A. Turk, Thomas G. Ward, Darrell R. Wells and Margaret A. Wells.

[   ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any):

----------------------------------------------------------------------

OR

[   ] VOTE WITHHELD from all nominees listed above.

2.  OTHER MATTERS

In their discretion, to vote with respect to any other matters that may come before the Meeting or any adjournments thereof, including matters incident to its conduct.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE SHAREHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, WITH THE DISCRETIONARY AUTHORITY SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE DATE AND SIGN ON THE REVERSE SIDE

(Back)

            Dated:_______________, 2007

PLEASE SIGN EXACTLY AS
NAME APPEARS BELOW

    ____________________________Signature

    ____________________________Signature

    (JOINT OWNERS SHOULD EACH SIGN.
                                    ATTORNEYS-IN-FACT, EXECUTORS,
                                    ADMINISTRATORS, CUSTODIANS,
                                    PARTNERS, OR CORPORATION OFFICERS
                                    SHOULD GIVE FULL TITLE).

PLEASE DATE, SIGN, AND RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE PROMPTLY.
NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES